Exhibit 10.1

AMENDMENT NO. 1 TO
OMNIBUS AGREEMENT

THIS AMENDMENT NO. 1, dated April 16, 2009 (this “Amendment”) to the Omnibus Agreement, entered into on, and effective as of, the Closing Date (the “Omnibus Agreement”), is entered into and effective January 1, 2009 among Williams Energy Services, LLC, a Delaware limited liability company, Williams Energy, L.L.C., a Delaware limited liability company, Williams Discovery Pipeline LLC, a Delaware limited liability company, Williams Partners Holdings LLC, a Delaware limited liability company, Williams Partners GP LLC, a Delaware limited liability company (including any permitted successors and assigns under the MLP Agreement), (the “General Partner”), for itself and on behalf of the MLP in its capacity as general partner, Williams Partners L.P., a Delaware limited partnership (the “MLP”), Williams Partners Operating LLC, a Delaware limited liability company, and, for purposes of Articles V and VI of the Omnibus Agreement only, The Williams Companies, Inc., a Delaware corporation. The above-named entities are sometimes referred to in this Amendment each as a “Party ” and collectively as the “Parties.” Capitalized terms used but not defined herein are used as defined in the Omnibus Agreement.

WHEREAS, pursuant to the MLP Agreement, the Partnership Group is required to reimburse the General Partner for, among other things, all general and administrative expenses incurred or payments made by the General Partner or another Williams Entity on behalf of the Partnership Group.

WHEREAS, the parties desire to amend the Omnibus Agreement to increase to up to $10.8 million the aggregate amount of the credit to the Partnership Group with respect to the fiscal year ending December 31, 2009, for a portion of the amount of such reimbursement obligation with respect to certain general and administrative expenses.

WHEREAS, pursuant to Section 6.6 of the Omnibus Agreement, the General Partner has determined that the following amendment to the Omnibus Agreement will not adversely affect the holders of Common Units and therefore does not require the prior approval of the Conflicts Committee.

NOW, THEREFORE, in consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Section 1.1(b) of the Omnibus Agreement is hereby amended to add the following definition:

“Partnership Non-Segment Profit G&A” means the portion of general and administrative expenses incurred or payments made by the General Partner or another Williams Entity on behalf of the Partnership Group for which the Partnership Group is required to reimburse the General Partner pursuant to the MLP Agreement that is not included in segment profit on the Partnership’s financial statements or notes thereto.

2. Section 4.1(e) of the Omnibus Agreement is hereby amended and restated in its entirety as follows:

(e) for the fiscal year ending December 31, 2009, the amount of this credit shall be $0.8 million plus an additional quarterly credit calculated as follows:

(i)	with respect to the first fiscal quarter, the amount of the credit shall be equal to the extent, if any, that Partnership Non-Segment Profit G&A for the first fiscal quarter exceeds $9 million, provided that such credit for the first quarter shall not exceed $2.5 million;

(ii)	with respect to the second fiscal quarter, the amount of the credit shall be equal to the extent, if any, that the sum of Partnership Non-Segment Profit G&A for the first and second fiscal quarters exceeds $18 million, provided that such credit for the second quarter shall not exceed an amount equal to $5 million less the amount of any first quarter credit;

(iii)	with respect to the third fiscal quarter, the amount of the credit shall be equal to the extent, if any, that the sum of the Partnership Non-Segment Profit G&A for the first, second, and third fiscal quarters exceeds $27 million, provided that such credit for the third fiscal quarter shall not exceed an amount equal to $7.5 million less the sum of any credits for the first and second fiscal quarters; and

(iv)	with respect to the fourth fiscal quarter, the amount of the credit shall be equal to the extent, if any, that Partnership Non-Segment Profit G&A for the fiscal year ending December 31, 2009 exceeds $36 million, provided that such credit for the fourth fiscal quarter shall not exceed an amount equal to $10 million less the sum of any credits for the previous three fiscal quarters.

2.	Except as hereby amended, the Omnibus Agreement shall remain in full force and effect.

3.	This Amendment shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Amendment to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Texas.

4.	This Amendment may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

5.	If any provision of this Amendment or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Amendment and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

IN WITNESS WHEREOF, the Parties have executed this Amendment on the date first set forth above, effective as of January 1, 2009.

WILLIAMS ENERGY SERVICES, LLC

By: /s/ Alan S. Armstrong
Name: Alan S. Armstrong
Title: Senior Vice President

WILLIAMS ENERGY, L.L.C.

By: /s/ Alan S. Armstrong
Name: Alan S. Armstrong
Title: Senior Vice President

WILLIAMS DISCOVERY PIPELINE LLC

By: /s/ Alan S. Armstrong
Name: Alan S. Armstrong
Title: Senior Vice President and General Manager

WILLIAMS PARTNERS HOLDINGS LLC

By: /s/ Alan S. Armstrong
Name: Alan S. Armstrong
Title: Chief Operating Officer and Senior Vice President

WILLIAMS PARTNERS GP LLC

By: /s/ Alan S. Armstrong
Name: Alan S. Armstrong
Title: Chief Operating Officer

WILLIAMS PARTNERS L.P.

By: Williams Partners GP LLC, its general partner

By: /s/ Alan S. Armstrong
Name: Alan S. Armstrong
Title: Chief Operating Officer

WILLIAMS PARTNERS OPERATING LLC

By: WILLIAMS PARTNERS L.P., its sole member

By: Williams Partners GP LLC, its general partner

By: /s/ Alan S. Armstrong
Name: Alan S. Armstrong
Title: Chief Operating Officer

THE WILLIAMS COMPANIES, INC.
(For purposes of Articles V and VI of the Omnibus Agreement only)

By: /s/ Donald R. Chappel
Name: Donald R. Chappel
Title: Senior Vice President and Chief Financial Officer